Exhibit 99.1

August 6, 2004                                        Direct Inquiries To:
                                                      Paul O. Koether, Chairman
                                                      (908) 234-9220


                   PURE WORLD ANNOUNCES SECOND QUARTER RESULTS



     BEDMINSTER, NEW JERSEY - PURE WORLD, INC., (PURW - NASDAQ) today announced that revenues for the quarter ended June 30, 2004 were $10,488,000 with net income of $1,139,000 ($.14 per share) compared to revenues of $4,493,000 with a net loss of $383,000 ($.05 per share) for the quarter ended June 30, 2003. For the six months ended June 30, 2004, revenues were $18,103,000 with net income of $1,341,000 ($.17 per share) compared to revenues of $12,066,000 and net income of $309,000 ($.04 per share) for the six months ended June 30, 2003.

     Paul O. Koether, Chairman, stated that the dramatic increase in sales was due primarily to the introduction of several new products. One new product accounted for approximately $8 million in sales to one customer for the six months ended June 30, 2004. There can be no assurance that sales of this product will continue or that this customer will result in significant business in the future, however the Company continues to develop new products and pursue new opportunities.

     Sales of extracts in July were disappointing. The Company is not able to determine if July was an anomaly or the beginning of an unfavorable trend. Historically, results for the Company have varied widely between quarters.

     Pure World has 8,137,744 shares of common stock outstanding.











     This Press Release contains forward-looking statements which may involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Pure World cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectations on this date. The per share earnings in the text of this news release are diluted earnings per share.

                        PURE WORLD, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                      (in thousands, except per share data)
                                   (UNAUDITED)



                                        Three Months Ended          Six Months Ended
                                              June 30,                   June 30,
                                      ----------------------    ----------------------
                                         2004        2003          2004        2003
                                       --------    --------      --------    --------
Revenues:
  Sales                                $ 10,486    $  4,488      $ 18,099    $ 11,954
  Interest and other income                   2           5             4         112
                                       --------    --------      --------    --------
    Total revenues                       10,488       4,493        18,103      12,066
                                       --------    --------      --------    --------

Expenses:
  Cost of goods sold                      7,726       3,797        13,808       9,223
  Selling, general and administrative     1,536       1,115         2,841       2,431
                                       --------    --------      --------    --------
    Total expenses                        9,262       4,912        16,649      11,654
                                       --------    --------      --------    --------

Income (loss) before income taxes         1,226   (     419)        1,454         412
Provision (benefit) for income taxes         87   (      36)          113         103
                                       --------    --------      --------    --------
Net income (loss)                      $  1,139   ($    383)     $  1,341    $    309
                                       ========    ========      ========    ========

Basic net income (loss) per share      $    .15   ($    .05)     $    .18    $    .04
                                       ========    ========      ========    ========
Diluted net income (loss) per share    $    .14   ($    .05)     $    .17    $   . 04
                                       ========    ========      ========    ========



                      CONSOLIDATED CONDENSED BALANCE SHEET
                                  JUNE 30, 2004
                                 (in thousands)
                                   (UNAUDITED)
Cash and cash equivalents                                           $    503
Accounts receivable, net                                               5,753
Inventories                                                            9,220
Other                                                                    880
                                                                    --------
   Total current assets                                               16,356
Plant and equipment, net                                               6,394
Investment in unaffiliated natural
 products company                                                      1,510
Goodwill                                                               1,144
Other assets                                                             714
                                                                    --------
   Total assets                                                     $ 26,118
                                                                    ========

Current liabilities                                                 $  6,977
Long-term debt                                                         1,780
                                                                    --------
   Total liabilities                                                   8,757
Stockholders' equity                                                  17,361
                                                                    --------
   Total liabilities and stockholders' equity                       $ 26,118
                                                                    ========